COMMERCIAL LEASE AGREEMENT	Page 1 of 7

Exhibit 10.14

COMMERCIAL LEASE AGREEMENT

THIS AGREEMENT made, entered into and executed this 3 day of December, 2005 by and between Environmental Fire Protection (hereinafter called “Lessor”) and OrthoSupply (hereinafter called “Lessee”). Lessor and Lessee contract and agree as follows:

1.	Lessor hereby leases unto Lessee the following land and any improvements thereon:

approx. 3,370 sq ft Gross Leaseable (GLS)

located on the second floor of 237 Cedar Hill street

(hereafter “the leased property”).

2.	The term of this lease shall be for a primary term of three years, commencing on March 1st, 2006, and expiring at midnight on February ,28th, 2009, unless extended as provided for herein.

3.	During the primary term, Lessee shall pay to Lessor $12.75/sq ft GLS, as rental, the sum of Forty Two Thousand Nine Hundred and Sixty Seven Dollars Fifty Cents ($42,967.50) per year, in advance, in equal monthly installments of $3,580.63 on or before 1st day of each month. During any extended term, Lessee shall pay to Lessor, as rental, the sum of $13.25/sq ft GLS for year two ($44,652.50) and $13.75/sq ft GLS for year three ($46,3375) in equal monthly installment on or before the first day of the month.

4.	Upon the execution of this Lease, Tenant shall pay to Landlord the amount of $8,593.50 as security for Tenant’s performance as herein provided and refunded to Tenant at the end of this lease subject to Tenant’s satisfactory compliance with the conditions hereof.

5.	Indemnity. Lessor and Lessee shall indemnify and save harmless the other from any and all losses, fines, suits, damages, expenses, claims, demands and actions of any kind resulting from their negligence, breach, or violation or non-performance of any condition hereof.

6.	Insurance. Lessee shall, during the entire term of the Lease keep in full force and effect a policy of public liability insurance with respect to the Property and the business operated by Lessee in the Property and which the limits of general liability shall be in the amount of:

Five Hundred Thousand Dollars ($500,000.00) combined single limit,

One Million Dollars ($1,000,000.00) combined single limit,

naming Lessor as additional insured. Such coverage shall include a broad form general liability endorsement. The policy shall contain a clause that the Lessee will not cancel or change the insurance without first giving the Lessor ten (10) days prior written notice.

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The leased property may be used for the following purposes and for no other purposes: standard Office use.

Lessor shall during the term hereof, at it’s sole expense, provide and keep in force insurance on the building against loss or damage by fire and extended coverage, in an amount equal to one hundred percent (100%) of the full insurable value thereof, which insurance shall be placed with an insurance company or companies approved by Lessor and licensed to do business in the State of Massachusetts. The term “full insurable value” shall mean actual replacement value of the building (exclusive of costs of excavation, foundations and footing below ground level). The insurance required under this paragraph shall be carried in the name of the Lessor and Lessee and shall provide that any proceeds thereunder shall be paid to Lessor and Lessee and any applicable mortgage holder, according to their respective interests.

Duplicate originals or certificates of insurance of the policies provided shall be furnished by Lessor and Lessee to each other and shall contain an agreement by the insurer that such policy or policies shall not be canceled without at least ten (10) days prior notice to the Lessor and Lessee.

Lessee shall pay all taxes assessed against all personal property located on the premises and shall also pay all privilege, excise and other taxes duly assessed. Lessee shall pay said taxes when due so as to prevent the assessment of any late fees or penalties.

6.	Lessee shall pay for all water if separately metered, electricity, and other utilities used on the leased premises. Separately metered or prorated by % of occupancy of the metered space at Lessor’s option.

7.
(A)	Lessor’s Repairs: Lessor shall be solely responsible for maintaining the roof, foundation and exterior of the building and all parking areas in good repair for their intended use.

(B)	Other Repairs: All repairs, maintenance, replacement or reconstruction to the interior of the portion of the building leased by Lessee, including but not limited to replacement of glass doors and windows and repair of the plumbing, are to be made by Lessee at Lessee’s expense. If Lessee fails to make such repairs or replacements promptly or within fifteen (15) days of occurrence, Lessor may, at its option, make such repairs or replacements and Lessee shall repay the costs thereof to Lessor on demand.

8.	Lessee will keep the leased property in a clean and wholesome condition and will comply at all times with all lawful health and police regulations.

Lessee shall promptly comply with all of the ordinances of the City of Marlborough, Massachusetts, or of any other governmental body applicable for said premises and to all ordinances and requirements enforced by the state board of health, sanitary, fire or police departments of the City of Marlborough for the correction, prevention and abatement of

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nuisances in and about or connected with the Property because of Lessee’s use thereof during the term of this Agreement, all at Lessee’s expense. Lessee shall provide for the removal of its own trash, waste paper, boxes and cartons and shall not permit any accumulation of such materials. Lessee shall not engage in any act which shall constitute a nuisance.

9.	If Lessee shall make default in the payment of the rent, or any part thereof or any other sums due under the terms hereof, when due as herein provided, or in any of the other covenants, agreements, conditions or undertakings herein contained, and such default shall continue for thirty days after notice thereof in writing to Lessee, or if (a) any proceeding under the bankruptcy act of the United States is begun by or against the Lessee, and an order of adjudication, or order approving the petition, be entered in such proceedings, or (b) a receiver or trustee is appointed for substantially all of the Lessee’s business or assets, or (c) if Lessee shall make an assignment for the benefit of creditors, or (d) if Lessee shall vacate or abandon the leased property, then, and in any such event, it shall be lawful for the Lessor, at his election, to declare the term hereof ended and to re-enter the leased property, and to repossess and enjoy the said premises and any buildings and improvements situated thereon without such a re-entry and repossession working a forfeiture of the rents to be paid and the covenants to be performed by the Lessee during the full term of this agreement. If any default shall be made in any covenant, agreement, condition, or undertaking which cannot with due diligence be cured within a period of 30 days, and if notice thereof in writing shall have been given to the Lessee, and if the Lessee, prior to the expiration of 30 days from and after the giving of such notice, shall commence to satisfy the cause of such default and shall proceed diligently and with reasonable dispatch to take all steps and do all work required to cure such default, then the Lessor shall not have the right to declare said term ended by reason of such default; provided, however, that the curing of any default in such manner shall not be construed to limit or restrict the right of Lessor to declare the said term ended and enforce all of their rights and remedies hereunder for any other default not so cured.

The foregoing provision for the termination of this lease for any default in any of its covenants shall not operate to exclude or suspend any other remedy of the Lessor for breach of any of said covenants, or for the recovery of said rent for the full term, and in the event of the termination or default in any of the terms of this lease as aforesaid.

10.	Lessee shall permit Lessor and his agents to enter the Property at all reasonable times for any of the following purposes to inspect the same: (i) to maintain the building in which the said premises are located, (ii) to make repairs to the Property as the Lessor is obligated or may elect to make, and (iii) to post notices of non-responsibility for alterations or additions or repairs.

11.

If Property, including improvements thereon, are injured by fire or other casualty, Lessee shall have the exclusive right and option to either terminate this Agreement or reconstruct and/or repair the said damaged improvements and continue this Lease under its terms and conditions as if no such casualty occurred by giving written notice to Lessor of Lessee’s intention to so continue this Lease within thirty (30) days after the date of said damage or casualty. In the event that Lessee so elects to continue this Lease, any insurance proceeds

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payable as a result of said fire or casualty shall be first applied to pay the reconstruction or repair of said improvements, and any balance of such insurance proceeds after payment of said reconstruction or repair shall be paid to whoever owns the insurance policy under which payment is made.

12.	If, during the term of this Agreement, the Property shall be taken or condemned, either in whole or part, by competent authorities for public or quasi-public use, Lessee shall have the option to terminate this Agreement as of the date of taking. If Lessee elects not to terminate this Agreement, then this Agreement shall continue in full force and effect.

13.	It is understood and agreed that the relationship of the parties hereto is strictly that of Lessor and Lessee and that the Lessor has no ownership in the Lessee’s enterprise and the Agreement shall not be construed as a joint venture or partnership. The Lessee is not and shall not be deemed to be an agent or representative of the Lessor.

14.	All covenants, conditions and agreements and undertakings contained in this Agreement shall extend to and be binding on the respective heirs, successors and assigns of the respective parties hereto the same as if they were in every case named and expressed.

15.	It is further understood and agreed by and between the Lessor and Lessee that, on account of breach or default by either party of any of their obligations hereunder, it shall become necessary for the other party to employ and/or consult with an attorney to give advice, or to enforce or demand any of either party’s rights or remedies hereunder, then, and in any such event, the defaulting or breaching party shall pay all attorney fees, court costs and other expenses occasioned by such default(s) or breach(es).

16.	Written notice to Lessee, all rent checks and all notices from Lessee to Lessor shall be served or sent to:

Environmental Fire Protection

237 Cedar Hill Street

Marlborough, MA 01752

Until further written notice to Lessor, all notices from Lessor to Lessee shall be served or sent to Lessee at the following address:

Brian Lesperance

70 Chestnut Street, #2C

Andover, MA 01810

All notices to be given under this Agreement shall be in writing and shall be served personally or sent by United States certified or registered mail.

16.	This Agreement contains all of the agreements and conditions made between the parties hereto and may not be modified orally or in any other manner other than by agreement in writing signed by all parties hereto or their respective successors in interest.

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17.	If any section, paragraph, sentence or portion of this Agreement or the application thereof to any party or circumstance shall, to any extent, be or become invalid or illegal, such provision is and shall be null and void, but, to the extent that said null and void provisions do not materially change the overall agreement and intent of this entire agreement, the remainder of this Agreement shall not be affected thereby and each remaining provision of this Agreement shall be valid and enforceable to the fullest extent provided by law.

18.	This Agreement shall be governed by and construed in accordance with the laws of the State of Massachusetts.

WITNESS the signatures of the parties, this the 12 day of December, 2005.

LESSOR	LESSEE

/s/ Illegible	/s/ Brian Lesperance

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STATE OF MASSACHUSETTS

COUNTY OF MIDDLESEX

PERSONALLY APPEARED BEFORE ME, the undersigned authority in and for said County and State, Brian D. Lesperance, who acknowledged to me that he signed and delivered the above and foregoing instrument on the day and in the year therein shown as his act and deed.

GIVEN UNDER MY HAND AND OFFICIAL SEAL, this the 4 day of January, 2006.

/s/ Paula J. Varieur

NOTARY PUBLIC

MY COMMISSION EXPIRES:

January 29, 2010

STATE OF MA

COUNTY OF MIDDLESEX

PERSONALLY APPEARED BEFORE ME, the undersigned authority in and for said County and State, Alan G. Germain, who acknowledged to me that he signed and delivered the above and foregoing instrument on the day and in the year therein shown as his act and deed.

GIVEN UNDER MY HAND AND OFFICIAL SEAL, this the 6 day of December, 2006.

/s/ Paula J. Varieur

NOTARY PUBLIC

MY COMMISSION EXPIRES:

January 29, 2010

Additional Provisions:

ALTERATIONS, TRADE FIXTURES, FINANCING. Lessee shall have the right to make such alterations and improvements to the Property as it deems necessary or desirable upon giving written notice of same to Lessor. Such alterations and improvements shall comply with all applicable construction laws and regulations and shall conform generally with the existing improvements on the Property. The Lessee shall keep the Property free from any and all liens arising out of the work performed or materials furnished in making such improvements.

Lessee shall have the right of first refusal for adjourning space at the higher of fair market rent or Lessee’s rent for the same period in the above lease. Lessor shall inform Tenant of it’s intent to lease said space. Tenant shall have ten business days to accept Lessor’s proposal. Lessee shall

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have access on or about December 15th and shall continue rent free until February 28th 2008. date

ESTOPPEL CERTIFICATE:

Upon not less than fifteen (15) days prior a written request, Tenant agrees to execute, acknowledge and deliver a statement in writing certifying that this Lease is unmodified and in full force and effect (or, if there have been any modifications that the same are in full force and effect as modified and stating the modifications), and the dates to which the basic rent hereunder and other charges have been paid and any other ation reasonably requested. Any such statement delivered pursuant to this paragraph may be relied upon by any prospective purchaser, mortgagee or lending source.

SUBORDINATION AND RECORDING:

This Lease shall be subject and subordinate to any and all mortgages, deeds of trust and other instruments in the nature of a mortgage, now or at any time hereafter, a lien or liens on the property of which the Demised Premises are a part and the Tenant shall, when requested, promptly execute and deliver such written instruments as shall be necessary to show the subordination of this Lease to said mortgages, deeds of trust or other such instruments in the nature of a mortgage.

BROKERAGE:

The Broker named hereinafter, Robert A. Ciavarra warrant and represent that they are duly licensed as such by the Commonwealth of Massachusetts, and joins in this agreement and becomes a party hereto, insofar as any provisions of this agreement expressly apply to them, and to any amendments or modifications of such provisions to which they agree in writing. Landlord agrees to pay the Broker upon the term commencement date a fee for professional services pursuant to executed Exclusive Right to Lease Agreement.

FAILURE OF APPROVAL:

Wherever the consent or approval of either party to this Lease is required, the same shall not be unreasonably withheld or delayed. Lessor may assign this lease and Tenant agrees to execute a lease agreement with substantial similar terms if requested.